                                                                    EXHIBIT 99.3




                      COLLECTION OF FINE PROPERTIES

                      FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 1997 AND MAY 26, 1998
                      TOGETHER WITH REPORT OF INDEPENDENT
                       PUBLIC ACCOUNTANTS

                          INDEPENDENT AUDITOR'S REPORT

To Collection of Fine Properties, Inc.:

We have audited the accompanying consolidated balance sheet of Collection of Fine Properties, Inc. as of December 31, 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Collection of Fine Properties, Inc. as of December 31, 1997 and the results of their operations and their cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.


MORRISON, BROWN, ARGIZ AND COMPANY



Denver, Colorado
January 23, 1998

                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Collection of Fine Properties, Inc.:

We have audited the accompanying consolidated balance sheet of Collection of Fine Properties, Inc. as of May 26, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from January 1, 1998 through May 26, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Collection of Fine Properties, Inc. as of May 26, 1998, and the results of their operations and their cash flows for the period from January 1, 1998 through May 26, 1998, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP



Houston, Texas
July 15, 1998

                       COLLECTION OF FINE PROPERTIES, INC.

                           CONSOLIDATED BALANCE SHEETS
                        (In thousands except share data)

                                                                                          December 31,        May 26,
                                                                                              1997              1998
                                                                                          ------------       ---------
                               ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                                              $2,713              $ 275
    Accounts receivable                                                                        67                 21
    Receivables from affiliates and stockholders                                              634                431
    Prepaid expenses and other current assets                                                 434                221
                                                                                           ------            -------
              Total current assets                                                          3,848                948

PROPERTY AND EQUIPMENT, net                                                                 1,964                487

OTHER ASSETS                                                                                   54                 52
                                                                                           -------            ------
              Total assets                                                                 $5,866             $1,487
                                                                                           ------             ------
                                                                                           ------             ------

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Line of credit                                                                       $     97             $    -
    Current portion of long-term debt                                                          28                 51
    Current portion of capital lease obligations                                               55                 56
    Customer deposits and deferred revenue                                                  3,336                447
    Payable to affiliates                                                                      28                430
    Accounts payable and accrued liabilities                                                1,175                262
                                                                                          -------             ------
              Total current liabilities                                                     4,719              1,246

LONG-TERM DEBT, net of current maturities                                                     299                194

CAPITAL LEASE OBLIGATIONS, net of current maturities                                           15                  5

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Common stock, no par value, 10,000 shares
       authorized, issued and outstanding                                                     788                788
    Retained earnings (deficit)                                                                45               (746)

                                                                                          -------             ------
              Total stockholders' equity                                                      833                 42
                                                                                          -------             ------

              Total liabilities and stockholders' equity                                   $5,866             $1,487
                                                                                          -------             ------
                                                                                          -------             ------


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       COLLECTION OF FINE PROPERTIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)


                                                                                    January 1
                                                                  Year Ended         Through
                                                                 December 31,        May 26,
                                                                     1997              1998
                                                                 ------------      -----------


REVENUES:
    Property rental fees                                             $3,513            $2,427
    Service fee                                                         243                84
    Other                                                               547               418
                                                                     ------            ------
              Total revenues                                          4,303             2,929

OPERATING EXPENSES                                                    2,830             1,397

GENERAL AND ADMINISTRATIVE
    EXPENSES                                                            893               331
                                                                     ------            ------
    Income from operations                                              580             1,201

OTHER INCOME:
    Interest income, net                                                 58                32
    Other                                                                75                26
                                                                     ------            ------
NET INCOME                                                           $  713            $1,259
                                                                     ------            ------
                                                                     ------            ------



        The accompanying notes are an integral part of these consolidated financial statements.

                       COLLECTION OF FINE PROPERTIES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        (In thousands, except share data)



                                                               Common Stock           Retained
                                                               ------------           Earnings
                                                           Shares        Amount       (Deficit)      Total
                                                           ------        ------       ---------      -----

BALANCE, December 31, 1996                                 10,000        $788        $  (368)       $  420
    Net income                                                -            -             713           713
    Distributions                                             -            -            (300)         (300)
                                                           ------        ----        -------          ----

BALANCE, December 31, 1997                                 10,000         788             45           833
    Net income                                                -             -          1,259         1,259
    Distributions, net                                        -             -         (2,050)       (2,050)
                                                           ------        ----        -------         -----
BALANCE, May 26, 1998                                      10,000        $788        $ (746)        $   42
                                                           ------        ----        -------         -----
                                                           ------        ----        -------         -----



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       COLLECTION OF FINE PROPERTIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                       Year                 January 1
                                                                                       Ended                  Through
                                                                                    December 31,              May 26,
                                                                                       1997                    1998
                                                                                    ------------           -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                        $    713              $ 1,259
    Adjustments to reconcile net income to net cash provided
       by operating activities-
          Depreciation and amortization                                                    307                  114
    Changes in operating assets and liabilities-
       Accounts receivable                                                                  33                   46
       Prepaid expenses and other assets                                                  (122)                 213
       Customer deposits and deferred revenue                                               49               (2,889)
       Payables to affiliates                                                              (13)                 402
       Accounts payable and accrued expenses                                               237                 (913)
                                                                                      --------             --------
              Net cash provided by (used in) operating activities                        1,204               (1,768)
                                                                                      --------             --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment                                                   (284)                 (31)
    Proceeds from sale of property and equipment                                             8                 -
    Other assets                                                                            37                    2
    Sales of marketable securities                                                         103                 -
                                                                                      --------             --------
              Net cash used in investing activities                                       (136)                 (29)
                                                                                      --------             --------


  The accompanying notes are an integral part of these consolidated financial statements.

                       COLLECTION OF FINE PROPERTIES, INC.

                                 (In thousands)

                                                                                                             Period
                                                                                        Year               January 1
                                                                                       Ended                Through
                                                                                    December 31,             May 26
                                                                                        1997                  1998
                                                                                    ------------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Advances on line of credit                                                         $   752             $      -
    Repayments on line of credit                                                          (655)                 (97)
    Proceeds from long-term debt                                                             -                  269
    Payments on long-term debt                                                            (344)                 (97)
    Receivables from affiliates and stockholders, net                                     (421)                 366
    Payments on capital leases                                                             (51)                  (9)
    Distributions to stockholders                                                         (300)              (1,073)
                                                                                       -------             --------
              Net cash used in financing activities                                     (1,019)                (641)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        49               (2,438)

CASH AND CASH EQUIVALENTS, beginning of period                                           2,664                2,713
                                                                                       -------             --------
CASH AND CASH EQUIVALENTS, end of period                                               $ 2,713             $    275
                                                                                       -------             --------
                                                                                       -------             --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Interest paid                                                                      $    79             $     15
                                                                                       -------             --------
                                                                                       -------             --------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
    AND FINANCING ACTIVITIES:
       Net assets retained by stockholders                                             $    -              $  1,394
                                                                                       -------             --------
                                                                                       -------             --------
       Debt assumed by stockholders                                                    $    -              $    254
                                                                                       -------             --------
                                                                                       -------             --------
       Accrued contributions from stockholders                                         $    -              $    163
                                                                                       -------             --------
                                                                                       -------             --------
       Acquisition of assets under capitalized leases                                  $   86              $      -
                                                                                       -------             --------
                                                                                       -------             --------



        The accompanying notes are an integral part of these consolidated financial statements.

                       COLLECTION OF FINE PROPERTIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    BUSINESS AND ORGANIZATION:

Collection of Fine Properties, Inc. and its subsidiary Peak Ski Rental, Ltd. ("Subsidiary," collectively the "Company"), a Colorado S Corporation, provides vacation property rental and management services for properties owned by third parties and located in the Breckenridge, Colorado area. The properties are primarily condominium rental units which are owned by third parties. The Company manages approximately 470 rental units. The Company's subsidiary is engaged in the rental of ski equipment.

On May 26, 1998, ResortQuest International, Inc. ("ResortQuest") consummated its initial public offering and acquired all of the outstanding stock of the Company in exchange for cash and shares of ResortQuest common stock (the "Combination"). In connection with the Combination, an owner has agreed to reductions in salary and benefits which would have reduced general and administrative expenses by approximately $94,000 and $0 for the year ended December 31, 1997 and the period from January 1, 1998 through May 26, 1998, respectively. Certain stockholders retained non-operating assets and assumed certain liabilities that were excluded from the Combination and the purchase price for the Company was adjusted by certain working capital adjustments of approximately $163,000.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      Principles of Consolidation

The consolidated financial statements include the accounts of Collection of Fine Properties, Inc. and Peak Ski Rental, Ltd. All significant intercompany accounts and transactions have been eliminated.

      Revenue Recognition

The Company records property rental and management fees on the accrual basis of accounting ratably over the term of guest stays, as earned. Certain other linen and maintenance fees are charged periodically. The Company provides all marketing, management, housekeeping and minor maintenance.

The Company requires a non-refundable deposit equal to 100% of the rental amount 60 days prior to the actual stay, recorded as Customer Deposits within the accompanying consolidated balance sheets. Revenue from cancellations is recognized when received.

      Operating Expenses

Operating expenses include travel agent commissions, salaries, communications, advertising, credit card fees and other costs associated with managing properties.

      Cash and Cash Equivalents

The Company considers all short-term investments purchased with an original maturity of three months or less to be cash equivalents.

      Inventories

Inventories consist of ski lift tickets, merchandise, uniforms, supplies and parts used for the repair and service of the owners' units. Inventories are stated at cost, determined on a first-in, first-out method. Inventories are included in prepaid expenses and other current assets on the balance sheets.

      Property and Equipment

Property and equipment are recorded at cost.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

      Income Taxes

The Company has S Corporation status as defined by the Internal Revenue Code. Under S Corporation status, the stockholders report their shares of the Company's taxable earnings or losses in their personal tax returns.

      Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The actual outcome of these estimates could differ from the estimates made in the preparation of the financial statements.

      Concentration of Credit Risk

At December 31, 1997 and May 26, 1998, the Company had cash deposits in a financial institution of approximately $2,341,000 and $95,000, respectively, in excess of the federal insured limit of $100,000. The Company is economically dependent upon the tourism trade and changes in weather conditions in the Breckenridge, Colorado area. The operations are seasonal, with peaks during the first and fourth quarters of the year.

      Reclassification

Certain items in the 1997 financial statements have been reclassified to conform with the 1998 presentation.

      Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure regarding the fair value of financial instruments for which it is practical to estimate that value. The carrying value of cash and cash equivalents, approximates the fair value due to the short-term nature of these instruments. The fair value of the Company's long-term debt is estimated to approximate carrying value as the pricing and terms are indicative of current rates and credit risk.

3.    DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Inventories consisted of the following at December 31, 1997 (in thousands):

                                                                December 31,
                                                                    1997
                                                              -----------------

                  Merchandise                                      $  35
                  Parts and supplies                                  31
                  Uniforms                                            13
                  Ski lift tickets                                    78
                                                                   -----
                                                                    $157

No inventory existed at May 26, 1998.

Property and equipment consisted of the following (in thousands):

                                                                    Estimated
                                                                      Useful
                                                                    Lives in            December 31,        May 26,
                                                                      Years                 1997             1998
                                                                    -----------         ------------        -------
Buildings                                                               31 - 39          $ 1,230            $     -
Property held for investment                                            31 - 39              332                  -
Furniture and equipment                                                  3 - 7               806                818
Transportation equipment                                                     5               203                203
Equipment under capital leases                                      lease term               242                242
Leasehold improvements                                                      39                59                 77
Linens                                                                       4               259                260
                                                                                        --------             ------
                                                                                           3,131              1,600
    Less accumulated depreciation and amortization                                        (1,167)            (1,113)
                                                                                        --------             ------
              Property and equipment, net                                                $ 1,964           $    487


Accounts payable and accrued liabilities consisted of the following (in thousands):


                                                                                          December 31,         May 26,
                                                                                              1997              1998
                                                                                          ------------        --------


Trade payable                                                                               $  915              $188
Payroll and payroll taxes                                                                      111                71
Sales tax                                                                                      149                 3
                                                                                            ------              ----

              Total accounts payable and accrued liabilities                                $1,175              $262
                                                                                            ------              ----
                                                                                            ------              ----



4.     PROPERTY HELD UNDER CAPITAL LEASES:

The Company is subject to leases for telephone and computer equipment under arrangements, which are accounted for as capital leases. The leases are amortized over an estimated useful life of five years. Amortization on equipment under capital leases for the year ended December 31, 1997 and the period from January 1, 1998 through May 26, 1998 was approximately $49,000 and $9,000, respectively.

5.     RELATED PARTIES:

The related party balances consisted of the following (in thousands):

                                                                                    December 31,         May 26,
                                                                                        1997              1998
                                                                                  --------------         -------
        Receivable from affiliates                                                     $583                $230
        Receivable from stockholders                                                     51                 201
                                                                                       ----                ----
                                                                                       $634                $431
                                                                                       ----                ----
                                                                                       ----                ----
        Payable to affiliates
                                                                                      $  28                $162
                                                                                       ----                ----
                                                                                       ----                ----


Related party receivables are unsecured, non-interest bearing and are expected to be collected in the subsequent year. During the year ended December 31, 1997, the Company received expense reimbursements from a related party of approximately $75,000.

The Company has a mortgage note payable with an affiliate (Note 7).

6.     LINE OF CREDIT:

The Company has a $750,000 line of credit from a bank. During the year ended 1997, the maximum balance outstanding under the line of credit was approximately $502,000 and the minimum was zero. The line is secured by certain real estate, furniture, fixtures, equipment and inventory. The principal shareholders of the Company are additional parties to the note. The interest charged is the New York prime rate, which was 8.5% at December 31, 1997 and May 26, 1998, respectively. These interest rates approximate the weighted average rates during the respective years.

7. LONG-TERM DEBT:

Long-term debt consisted of the following (in thousands):

                                                                                 December 31,        May 26,
                                                                                     1997             1998
                                                                                 ------------        --------
Mortgage note, payable in monthly principal installments of $.5 plus interest at the prime rate (8.5% at December 31, 1997 and May 26,
     1998).  The note is secured by property and matures
     July, 2000, at which time a balloon payment is due. Certain
     shareholders are guarantors of the note.                                        $125             $  -

Mortgage note, payable in monthly  installments of $.6 including interest at the prime rate (8.5% at December 31, 1997
     and May 26, 1998). The note is secured by property and
     matures January, 2003, at which time a balloon payment is due.                    71                -

Mortgage note, payable in monthly installments of $.5 to a related party including interest at 8%.  The note is secured by property and
     matures through November, 2023.                                                   62                -

Mortgage note, payable in monthly installment including
     interest at the prime rate (8.5% at May 26, 1998).  The note is secured
     by property and matures March, 2001.                                               -                184

Loan payable for purchase of vehicles, payments of $2.1, including
     principal and interest                                                            69                 61
                                                                                      ---                ---
                                                                                     $327              $ 245
                                                                                     ----              -----
                                                                                     ----              -----


The aggregate maturities of long-term debt are as follows (in thousands):

     Year ending December 31,
                 1998                                                                $ 28
                 1999                                                                  30
                 2000                                                                 140
                 2001                                                                   5
                 2002                                                                   3
                 Thereafter                                                           121
                                                                                    -----
                                                                                      327
                 Less current maturities                                              (28)
                                                                                    -----

                                                                                     $299
                                                                                    -----
                                                                                    -----

Subsequent to May 26, 1998 all outstanding debt was retired.

8.     BENEFIT PLAN:

The Company instituted a 401(k) Profit Sharing Plan during September, 1996. Employer contributions to the plan for the year ended December 31, 1997, and the period January 1, 1998 through May 26, 1998, were approximately $20,000 and $9,000, respectively.